                                    Filed Pursuant to Rule 424(b)(2)
                                    Registration Nos. 333-101122 and 333-101779

Prospectus Supplement
(To Prospectus dated November 20, 2002)

                               13,000,000 Shares

                                 [LOGO] Baxter

                           Baxter International Inc.

                                 Common Stock

                             ---------------------

   We are selling 13,000,000 shares of our common stock by this prospectus supplement.

   Our common stock is traded on the New York Stock Exchange under the symbol "BAX." The last reported sale price of our common stock on December 11, 2002 was $28.78 per share.

   Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 22,000,000 7% Equity Units (or 25,000,000, if the underwriters exercise in full their over-allotment option). Each Equity Unit will have a stated amount of $50 and will consist of a contract to purchase shares of our common stock and, initially, a 3.6% senior note due February 16, 2008. Pursuant to the purchase contracts, we will have an obligation to deliver, on or prior to February 16, 2006, a maximum of 38,220,600 shares of our common stock (43,432,500 shares if the underwriters exercise in full their over-allotment option), subject to anti-dilution adjustments as provided in the purchase contracts. Neither offering is contingent upon the other.

                                                Per Share    Total
                                                --------- ------------
         Public offering price................. $28.7800  $374,140,000
         Underwriting discounts and commissions $ 1.1052  $ 14,367,600
         Proceeds, before expenses, to Baxter.. $27.6748  $359,772,400

   The underwriters may also purchase up to an additional 1,950,000 shares of our common stock at the public offering price less the underwriting discounts and commissions until 30 days after the date of this prospectus supplement in order to cover over-allotments, if any.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 17, 2002.

                          Joint Book-Running Managers

Banc of America Securities LLC
                                    Credit Suisse First Boston
                                                                    UBS Warburg

                             ---------------------

Deutsche Bank Securities

                                   JPMorgan

                                                           Salomon Smith Barney

The date of this prospectus supplement is December 11, 2002.

                               TABLE OF CONTENTS

                             Prospectus Supplement

               About This Prospectus Supplement............  S-1
               Forward-Looking Statements..................  S-1
               Prospectus Supplement Summary...............  S-3
               Use of Proceeds.............................  S-6
               Common Stock Price Range and Dividends......  S-6
               Selected Financial Information..............  S-7
               Material U.S. Federal Tax Considerations For
                 Non-U.S. Holders of Common Stock..........  S-9
               Underwriting................................ S-11
               Notice to Canadian Residents................ S-13
               Validity of the Common Stock................ S-14
               Independent Accountants..................... S-14
               Incorporation by Reference.................. S-15

                                  Prospectus

               Notice to Investors..........................  2
               Where You Can Find More Information..........  2
               Caution Regarding Forward-Looking
                 Statements.................................  3
               About the Company............................  3
               Use of Proceeds..............................  4
               Common Stock.................................  4
               Preferred Stock..............................  5
               Convertible Preferred Stock..................  5
               Stock and Debt Warrants......................  6
               Convertible Debt Securities..................  6
               Equity Purchase Contracts and Equity Purchase
                 Units......................................  7
               Debt Securities..............................  7
               Plan of Distribution......................... 21
               Legal Matters................................ 23
               Independent Accountants...................... 23

                             ---------------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

   We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

   If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Baxter," "company," "we," "us" and "our" or similar terms are to Baxter International Inc. and its subsidiaries.

                          FORWARD-LOOKING STATEMENTS

   The matters discussed in this prospectus supplement and the accompanying prospectus that are not historical facts include forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health-care arenas in which we operate. Many factors could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include, but are not limited to:

  .  interest rates;

  .  technological advances in the medical field;

  .  economic conditions;

  . demand and market acceptance risks for new and existing products, technologies and health-care services;

  .  the impact of competitive products and pricing;

  .  manufacturing capacity;

  .  new plant start-ups;

  .  global regulatory, trade and tax policies;

  . regulatory, legal or other developments relating to the company's Series A, AF and AX dialyzers;

  .  continued price competition;

  .  product development risks, including technological difficulties;

  .  ability to enforce patents;

  .  actions of regulatory bodies and other government authorities;

  .  reimbursement policies of government agencies;

  .  commercialization factors;

  .  results of product testing; and

  . other factors described in this prospectus supplement or in other filings with the Securities and Exchange Commission.

   Additionally, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded or paid.

   Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens against most foreign currencies, our growth rates in sales and net earnings could be negatively impacted.

   We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that our actual results or performance will conform to any future results or performance expressed or implied by such forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement carefully, including our financial statements and the notes thereto, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                           BAXTER INTERNATIONAL INC.

   We were incorporated under Delaware law in 1931. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 28 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors' offices and by patients, at home, under physician supervision.

Company Overview

   We operate as a global leader in critical therapies for life-threatening conditions. Our continuing operations are comprised of three segments:
Medication Delivery, which provides a range of intravenous solutions and specialty products that are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy; BioScience, which develops biopharmaceuticals, biosurgery products, vaccines and blood collection, processing and storage products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease. Our three businesses enjoy leading positions in the medical products and services fields. Unless otherwise indicated, each of the factors discussed in this summary do not materially differ in their impact across each of our three segments.

   Medication Delivery

   Business Description. Baxter was founded in 1931 as the first commercial manufacturer of intravenous (IV) solutions in glass bottles. Forty years later, we set a new standard for IV therapy with the introduction of the first plastic IV containers. Today, we manufacture a range of products that deliver fluids, therapies and medications to patients. IV solutions represent only 20 percent of our Medication Delivery sales, while 80 percent of our Medication Delivery revenue comes from specialty products that include anesthetic agents, premixed drugs and drug-reconstitution systems, nutrition products and delivery devices. These products are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy.

   Growth Strategy. We continue to participate in the consolidation of the global marketplace for medication-delivery products, particularly in developing markets. We expect to accelerate growth through expansion of our higher-margin specialty products outside the United States, building on our strong base in IV solutions. We continue to broaden our portfolio of new products and technologies for medication delivery through internal development, acquisitions and alliances. We also leverage our strengths in anesthesia, drug delivery and infusion systems to provide customers with innovative solutions at all points of care. In 2001, our oncology business was expanded with the acquisition of ASTA Medica Oncology, a German-based manufacturer of chemotherapy drugs.

   Product Development. We are developing a next-generation volumetric infusion system with enhanced features and continue to expand our line of drug-delivery platforms. In November 2002, in a private transaction, we acquired Epic Therapeutics, Inc., a privately-held drug delivery company that specializes in the formulation of various types of drugs for injection or inhalation, including controlled-release protein therapeutics. In

June 2002, we signed a definitive agreement with Wyeth to acquire the majority of ESI Lederle (ESI), a division of Wyeth, for approximately $305 million. ESI is a leading manufacturer and distributor of injectable drugs used in the U.S. hospital market, offering a complete range of sterile injectable manufacturing capabilities, including ampules and vials. ESI primarily manufactures injectable generic drugs, which leverages our injectable expertise, channel strength, manufacturing processes, customer relationships and research and development. In 2001, we acquired Cook Pharmaceutical Solutions, adding the capability to formulate and package injectable drugs in vials and syringes, and licensed RTP Pharma's proprietary Nanoedge technology to develop injectable formulations of insoluble medications. We also have several nutraceuticals in the pipeline.

   BioScience

   Business Description. We introduced the first commercially produced Factor VIII concentrate to treat hemophilia in 1966. Today, we are a leading producer of both plasma-based and recombinant clotting factors for hemophilia, as well as biopharmaceuticals used to treat immune deficiencies, cancer and other disorders. We also develop biosurgery products, used for hemostasis, tissue-sealing and tissue-regeneration, and vaccines. We also are a leading manufacturer of manual and automated blood-collection, processing and storage systems, used by hospitals, blood banks and plasma-collection centers to collect and process blood components for therapeutic use. Therapeutic blood components are used in surgery, cancer therapy and other critical therapies.

   Growth Strategy. Our strategy for increasing growth in our BioScience business includes: expanding manufacturing capacity to meet current and future demand, which today for most products far exceeds supply; penetrating new markets outside North America and Europe, which currently account for more than 80 percent of sales; making acquisitions and forming other alliances and partnerships to bring new and complementary technologies and product platforms to Baxter; expanding the use of current products through additional indications and establishing new standards of care; and introducing new products to encompass additional therapies. In transfusion therapies, the focus remains on increasing production and blood safety through advanced automation, leukoreduction and pathogen inactivation.

   Product Development. In May 2002, we acquired Fusion Medical Technologies, Inc. (Fusion) for $161 million. The acquisition of Fusion, a business that develops and commercializes proprietary products used to control bleeding during surgery, supports our strategic initiative to expand and enhance our portfolio of innovative therapeutic solutions for biosurgery and tissue regeneration. Fusion's expertise in collagen- and gelatin-based products complements our fibrin-based technologies. With the acquisition of Fusion, we offer surgeons a broader array of solutions to seal tissue, enhance wound healing and manage hemostasis, including active bleeding. The purchase price was paid in 2,806,660 shares of our common stock. In 2001, we received European licensure for Ceprotin, a new protein C concentrate used to treat congenital protein C deficiency. Recombinant proteins in development include a protein-free-method recombinant Factor VIII, alpha-1-antitrypsin to treat emphysema and asthma, and recombinant hemoglobin. We also began clinical trials on a Factor VIII gene therapy in 2000 under our relationship with GenStar. In the area of vaccines, we received additional approvals for our NeisVac-C vaccine for meningitis C in 2001. We are also developing cell-culture-derived vaccines for influenza, smallpox and other diseases. During the second quarter of 2002, we launched our BAXJECT needle-less transfer device, which eases the preparation of hemophilia medication for patients and their caregivers, and submitted a Biologics License Application with the U.S. Food and Drug Administration for marketing approval of the company's new Antihemophilic Factor (Recombinant), Plasma/Albumin Free Method (rAHF-PFM). Via our relationship with Cerus Corporation, we received CE mark approval for the INTERCEPT Blood System disposable set for inactivating pathogens in platelets.

   Renal

   Business Description. We are a leading provider worldwide of products and services for the treatment of kidney disease. In 1956, the company pioneered hemodialysis (HD) with the introduction of the first widely available artificial kidney machine. Nearly 20 years later, we introduced products and services for peritoneal dialysis (PD), a home-based therapy. Today, we are the world's leading manufacturer of PD products, which include dialysis solutions, container systems and automated cyclers. Baxter also manufactures HD instruments and dialyzers. In the United States, we work with payers to provide disease-management services and with nephrologists to operate interventional outpatient centers.

   Growth Strategy. We are growing our presence in renal care by addressing the needs of kidney-disease patients over their lifetime of care--from initial diagnosis through dialysis and organ replacement. Our "integrated care" strategy looks at that spectrum of care and we consider where it makes sense to participate. Our growth will come through continued product innovation, e-health initiatives, additional acquisitions and alliances, and further expansion in developing markets.

   Product Development. Innovation remains key to our continued leadership and growth in renal care, with several new product launches. These include our first synthetic HD dialyzer, called Syntra, and new HD instruments for self-care centers, the home and the acute-care setting. In November 2002, we received clearance from the U.S. Food and Drug Administration to market the Accura Hemofiltration System, our new instrument that delivers continuous renal replacement (CRRT) and plasma therapies in critical care settings. This system is primarily used for patients suffering from acute renal failure, however, it is flexible enough to deliver other critical therapies such as therapeutic plasma exchange, which is used to treat a variety of autoimmune and other serious disorders. We plan to introduce new and improved approaches to PD that provide unique patient benefits. We also expect to receive approval from the U.S. Food and Drug Administration for Extraneal PD solution in the near term. We also recently launched HomeChoice Pediatric, an updated automated PD machine designed for patients who require lower volumes of fluid, particularly children. The system offers new safety features and makes the dialysis process even more convenient for pediatric patients and their parents.

                              RECENT DEVELOPMENTS

   On December 3, 2002, we announced our intent to divest the majority of the services component of our Renal business and focus our Renal business primarily on products used in the treatment of kidney disease. Our renal services portfolio includes U.S.-based RMS Disease Management and RMS Lifeline, as well as Renal Therapy Services (RTS) dialysis centers, which are located outside the United States. We intend to retain certain RTS centers that are integral to our renal products business in particular markets. The majority of the RTS centers we plan to sell are located in Latin America and Europe. The total service operations we intend to divest accounted for approximately 13 percent of our Renal business' 2001 sales of $1.9 billion. We expect to record an after-tax charge of approximately $250 million, or $.40 per diluted common share, against fourth-quarter earnings related to the divestiture of these businesses. Approximately 90 percent of the charge will be non-cash. In addition, the Renal services component to be divested will be accounted for as discontinued operations.

   On November 18, 2002, we declared a regular annual dividend of $0.582 per share of our common stock. The dividend is payable on January 6, 2003 to stockholders of record as of the close of business on December 13, 2002. Because we will issue the shares of our common stock to be sold in this offering after December 13, 2002, investors in this offering will not be entitled to the dividend payment on January 6, 2003.

   In June 2002, we signed a definitive agreement to acquire the majority of ESI Lederle (ESI), a division of Wyeth, for approximately $305 million in cash. ESI is a leading manufacturer and distributor of injectable drugs used in the U.S. hospital market, and it offers a complete range of sterile injectable manufacturing capabilities, including ampules and vials. Under the agreement, we will acquire ESI's generic injectable products and patent-expired branded products to expand our anesthesia and critical care portfolio. We also will acquire a 330,000-square-foot facility for manufacturing injectable, small-volume drugs located in Cherry Hill, New Jersey. The addition of ESI leverages our injectable expertise, channel strength, manufacturing processes, customer relationships and research and development. The acquisition, which will be included in the Medication Delivery segment and is subject to approval by regulatory authorities, is expected to close during the fourth quarter of 2002. It is anticipated that a portion of the proceeds of this offering will be used to fund this acquisition.

                                USE OF PROCEEDS

   Our net proceeds, after deducting underwriting discounts and commissions, from the sale of 13,000,000 shares of common stock will be approximately $360 million ($414 million if the underwriters' over-allotment option is exercised in full). In addition, we expect to receive net proceeds of approximately $1.067 billion from our concurrent Equity Units offering, after deducting underwriting discounts and commissions ($1.213 billion if the underwriters' over-allotment option is exercised in full). We intend to use approximately $400 million of the total net proceeds to fund already-announced acquisitions, including the pending acquisition of ESI Lederle, the remaining net proceeds primarily to settle certain forward purchase agreements related to our common stock and the remainder to retire a portion of our existing indebtedness. Certain of the counterparties to the forward purchase agreements are underwriters for this offering.

                    COMMON STOCK PRICE RANGE AND DIVIDENDS

   Our common stock is traded on the New York Stock Exchange under the symbol "BAX." The following table sets forth the reported high and low sales prices for our common stock as quoted by the New York Stock Exchange and the dividends declared per share of common stock for the periods indicated as adjusted for our stock split in May 2001:

                                                    Price Range   Dividend
                                                  --------------- Cash Per
                                                   High     Low    Share
                                                  ------- ------- --------
      2000
       First Quarter............................. $33.780 $25.910  $0.000
       Second Quarter............................  36.000  28.220   0.000
       Third Quarter.............................  42.380  34.750   0.000
       Fourth Quarter............................  44.310  37.880   0.582
      2001
       First Quarter............................. $47.600 $40.750  $0.000
       Second Quarter............................  54.000  43.950   0.000
       Third Quarter.............................  55.050  47.500   0.000
       Fourth Quarter............................  55.500  45.950   0.582
      2002
       First Quarter............................. $59.600 $51.430  $0.000
       Second Quarter............................  59.480  44.090   0.000
       Third Quarter.............................  43.410  30.550   0.000
       Fourth Quarter (through December 11, 2002)  32.090  24.070       *

   The last reported sale price for our common stock on the New York Stock Exchange on December 11, 2002 was $28.78 per share.

   * On November 18, 2002 our board of directors declared a dividend of $0.582 per share, payable on January 6, 2003 to holders of record as of the close of business on December 13, 2002. Because we will issue the shares of our common stock to be sold in this offering after December 13, 2002, investors in this offering will not be entitled to the dividend payment on January 6, 2003. Our dividend decisions are based on and affected by a number of factors, including our operating requirements and the impact of regulatory restrictions.

                        SELECTED FINANCIAL INFORMATION

   The selected financial data for each of the years during the five year period ended December 31, 2001 were derived from our audited consolidated financial statements which have been examined and reported upon by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data at and for the nine months ended September 30, 2002 and 2001 were derived from our unaudited consolidated financial statements which have been reviewed by PricewaterhouseCoopers LLP, independent public accountants, and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of that date and for that period.

   The table below reflects our consolidated financial position and results of operations. All material intercompany transactions and balances have been eliminated. Our board of directors declared a two-for-one stock split effected in the form of a 100% stock dividend distributed on May 30, 2001 to stockholders of record as of May 9, 2001. All share and per share data have been adjusted and restated to reflect the effect of the split.

   You should read the following amounts in conjunction with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

                                                                Nine Months
                                                                   Ended
                                                               September 30,           Year Ended December 31,
                                                              --------------  -----------------------------------------
                                                              2002(1)   2001  2001(2) 2000(3),(4)  1999  1998(5) 1997(6)
                                                              -------  -----  ------- ----------- -----  ------- -------
Operating Results (in millions)
Net sales.................................................... $ 6,074  5,527   7,663     6,896    6,380   5,706   5,259
Income from continuing operations before cumulative effect of
 accounting change........................................... $   769    739     664       738      779     275     371
Depreciation and amortization................................ $   332    328     441       405      372     344     318
Research and development expenses(7)......................... $   360    312     427       379      332     323     339
Balance Sheet and Cash Flow Information (in millions)
Capital expenditures......................................... $   578    493     787       648      631     556     454
Total assets................................................. $11,167  9,663  10,343     8,733    9,644   9,873   8,511
Long-term debt and lease obligations......................... $ 2,935  2,576   2,486     1,726    2,601   3,096   2,635
Cash flows from continuing operations........................ $   417    361   1,149     1,233      977     837     472
Cash flows from discontinued operation....................... $    --     --      --       (19)     106     102      86
Cash flows from investing activities......................... $  (666)  (750) (1,592)   (1,053)    (735)   (872) (1,083)
Cash flows from financing activities......................... $   (84)   274     469      (120)    (445)    173     265
Common Stock Information(8)
Average number of common shares outstanding
 (in millions)(9)............................................     602    589     590       585      579     567     555
Income from continuing operations per common share
   Basic..................................................... $  1.28   1.25    1.13      1.26     1.34    0.49    0.67
   Diluted................................................... $  1.24   1.22    1.09      1.24     1.32    0.48    0.66
Cash dividends declared per common share..................... $    --     --   0.582     0.582    0.582   0.582   0.569
Other Information
Net-debt-to-capital ratio(10)................................    39.6%  42.7%   35.9%     40.1%    40.2%   48.4%   46.9%
"Operational cash flow" from continuing operations
 (in millions)(11)........................................... $  (146)   (81)    503       588      588     379     153

--------
(1)Income from continuing operations includes a charge for in-process research and development expense of $51 million.
(2)Income from continuing operations includes charges for in-process research and development and acquisition-related costs and the company's A, AF and AX series dialyzers of $280 million and $189 million, respectively.
(3)Income from continuing operations includes a charge for in-process research and development and acquisition-related costs of $286 million.
(4)Certain balance sheet and other data are affected by the spin-off of Edwards Lifesciences Corporation in 2000.
(5)Income from continuing operations includes charges for in-process research and development, net litigation, and exit and other reorganization costs of $116 million, $178 million and $122 million, respectively.
(6)Income from continuing operations includes a charge for in-process research and development of $220 million.
(7)Excludes charges for in-process research and development, as noted above.
(8)All share and per share data have been restated for our two-for-one stock split.

(9)Excludes common stock equivalents.
(10)The net-debt-to-capital ratio represents net debt (short-term and long-term debt and lease obligations, net of cash and equivalents) divided by capital (the total of net debt and stockholders' equity). Management uses this ratio to assess and optimize the company's capital structure. The net-debt-to-capital ratio, as defined, is not a measurement of capital structure under generally accepted accounting principles (GAAP).
(11)Management assesses the company's liquidity in terms of its overall ability to mobilize cash to support ongoing business levels and to fund its growth. Management uses an internal performance measure called "operational cash flow" that evaluates each operating business and geographic region on all aspects of cash flow under its direct control. Operational cash flow represents cash flows from continuing operations plus capital expenditures, after-tax net interest, and other items (including mammary implant litigation). Operational cash flow is not a measurement of liquidity under GAAP and should not be considered an alternative to cash flows from continuing operations, as determined in accordance with GAAP, as a measurement of our liquidity. Operational cash flows are not necessarily comparable with similarly titled measures for other companies.

   The following table reconciles cash flow provided by operations, as determined by GAAP, to operational cash flow, which is not a measure defined by GAAP.

                                                       Nine Months Ended
                                                       September 30,           Year Ended December 31,
                                                       ----------------  -----------------------------------
                                                        2002     2001     2001    2000    1999   1998   1997
                                                        -----    -----   ------  ------  -----  -----  -----
(in millions)
Cash flows from operations per the company's condensed
 consolidated statements of cash flows................ $ 417    $ 361    $1,149  $1,233  $ 977  $ 837  $ 472
Capital expenditures..................................  (578)    (493)     (787)   (648)  (631)  (556)  (454)
Net interest after tax................................    32       33        54      51     52     74     78
Other, including mammary implant litigation...........   (17)      18        87     (48)   190     24     57
Operational cash flow from continuing operations...... $(146)   $ (81)   $  503  $  588  $ 588  $ 379  $ 153

                 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
                       NON-U.S. HOLDERS OF COMMON STOCK

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder" and that does not own, and is not deemed to own, more than 5% of our common stock. A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  . non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

  .  foreign corporation or

  .  foreign estate or trust.

   A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

   This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

   Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

   The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  . the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

  . Baxter is or has been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and its common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Information Reporting Requirements and Backup Withholding

   Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

   An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

   We are offering the shares described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Credit Suisse First Boston Corporation and UBS Warburg LLC are acting as joint book-running managers and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares listed next to its name in the following table:

                                                      Number of
               Underwriters                            Shares
               ------------                           ----------
               Banc of America Securities LLC........  3,791,668
               Credit Suisse First Boston Corporation  3,791,667
               UBS Warburg LLC.......................  3,791,667
               Deutsche Bank Securities Inc..........    541,666
               J.P. Morgan Securities Inc............    541,666
               Salomon Smith Barney Inc..............    541,666
                                                      ----------
                  Total.............................. 13,000,000
                                                      ==========

   The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

   The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $0.6632 per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $0.10 per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The shares are offered subject to a number of conditions, including:

  .  receipt and acceptance of the shares by the underwriters, and

  .  the underwriters' right to reject orders in whole or in part.

   We have granted the underwriters an option to purchase up to 1,950,000 additional shares at the public offering price less the underwriting discounts and commissions, which purchase must be completed within 30 days from the date of original issuance of the shares. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   Our common stock is traded on the New York Stock Exchange under the symbol "BAX."

   The following table shows, on a per share and total basis, the public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                         Per Share Without Option With Option
                                         --------- -------------- ------------
  Public offering price................. $28.7800   $374,140,000  $430,261,000
  Underwriting discounts and commissions $ 1.1052   $ 14,367,600  $ 16,522,740
  Proceeds, before expenses, to Baxter.. $27.6748   $359,772,400  $413,738,260

   We estimate that the expenses of this offering, not including the underwriting discounts and commissions, will be approximately $50,000. These expenses are payable by us.

   We and certain of our executive officers have entered into a lock-up agreement with the underwriters. Under this agreement, we and these executive officers may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock (other than the shares in this offering, the Equity Units to be issued to the underwriters in our concurrent Equity Units offering or issuances of common stock pursuant to the conversion or exchange of convertible securities or the exercise of warrants or options, grants of employee stock options or issuance of common stock pursuant to the exercise of such options). These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without notice, the representatives may, in their sole discretion, release all or some of the securities from this lock-up agreement.

   We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

   In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:

  .  stabilizing transactions;

  .  short sales;

  .  syndicate covering transactions;

  .  imposition of penalty bids; and

  .  purchases to cover positions created by short sales.

   Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

   The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

   A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

   The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those shares as part of this offering to repay the concession received by them.

   As a result of these activities, the price of the shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

   The underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services to us and our affiliates for which they have received customary fees. Certain affiliates of Banc of America Securities LLC and UBS Warburg LLC are counterparties under forward purchase contracts pursuant to which we have agreed to purchase shares of our common stock. We expect to use a portion of the proceeds from this offering to pay outstanding obligations under these forward purchase contracts and other forward purchase contracts with unrelated counterparties. After use of the proceeds, some of the underwriters may continue to have forward purchase contracts outstanding with us. All of the underwriters are underwriters in our concurrent offering of Equity Units. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

   In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

   Because it is expected that more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

   We are in compliance with the terms of the indebtedness owed by us to affiliates of the underwriters. The decision of the underwriters to distribute our shares of common stock was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

                         VALIDITY OF THE COMMON STOCK

   The validity of the common stock will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr., and for the underwriters by Davis Polk & Wardwell, New York, New York. As of December 11, 2002, Mr. Sabatino owned 120,883 shares of our common stock and options to purchase an additional 574,140 shares of our common stock, of which 277,140 are exercisable within 90 days.

                            INDEPENDENT ACCOUNTANTS

   The financial statements incorporated in this prospectus supplement, in the accompanying prospectus and in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   With respect to the unaudited financial information of Baxter International Inc. for the three-month periods ended March 31, 2002 and 2001, the six-month periods ended June 30, 2002 and 2001 and the nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2002, July 31, 2002 and November 4, 2002 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                          INCORPORATION BY REFERENCE

   We incorporate by reference in this prospectus supplement the following documents filed by us with the SEC:

  .  our Annual Report on Form 10-K for the year ended December 31, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

  . our Current Reports on Form 8-K dated August 7, September 16, and December 3, 2002;

  . the description of our common stock in our registration filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description; and

  . the description of our Series B Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated May 30, 2001.

   Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus supplement if a statement contained in this prospectus supplement or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We also incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement until we or the underwriters sell all of the offered securities.

   Statements made in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

   You may request a copy of these filings at no cost, by writing or calling us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 (Telephone: (847) 948-2000).

Prospectus

[LOGO] Baxter
                           Baxter International Inc.

                            Up to $2,500,000,000 of
                          Common Stock, $1 Par Value
                                Preferred Stock
                          Convertible Preferred Stock
Warrants to Purchase Common Stock or Debt Securities Convertible Debt Securities
                           Equity Purchase Contracts
                             Equity Purchase Units
                                Debt Securities

                               -----------------

   Baxter International Inc. may offer from time to time up to $2,500,000,000 of any combination of the securities described in this prospectus. The terms of each such offering will be determined when an agreement to sell is made. Securities we may sell include:

              .  common stock          . preferred stock

              .  convertible debt
                 securities            . convertible preferred stock

              .  stock or debt
                 warrants              . debt securities

              .  equity purchase
                 contracts             . equity purchase units

   Unless the context otherwise requires, the terms "Company," "we," "us," and "our" in this prospectus refer to Baxter International Inc., a Delaware corporation, together with its subsidiaries. Unless the context otherwise indicates, "common stock" refers to the common stock, $1 par value per share, of Baxter International Inc. and the associated Series B junior participating preferred stock purchase rights (currently traded with our common stock). Any or all of the above securities are referred to as "offered securities" in this prospectus.

   We will provide specific terms of the offered securities to be sold in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus. We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement. Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

   Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               -----------------

               The date of this prospectus is November 20, 2002

                              NOTICE TO INVESTORS

   You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with different or additional information. you should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a universal "shelf" registration process for a delayed, or continuous, or intermittent offering process. Under this shelf registration process, we may issue and sell, from time to time, the offered securities in one or more offerings.

   This prospectus provides you with a general description of the securities which may be offered by us. Each time we sell securities, we are required to provide you with a prospectus and a prospectus supplement containing specific information about us and the terms of that particular offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those offered securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We incorporate by reference in this prospectus the following documents filed by us with the SEC:

  .  our Annual Report on Form 10-K for the year ended December 31, 2001;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002;

  .  our Current Reports on Form 8-K dated August 7, and September 16, 2002;

  . the description of our common stock in our registration filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description; and

  . the description of our Series B Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated May 30, 2001.

   Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until we or the underwriters sell all of the offered securities.

   Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

   You may request a copy of these filings at no cost, by writing or calling us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 (847) 948-2000.

                 CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   Statements throughout this prospectus that are not historical facts, (including material incorporated herein by reference) are forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health care arenas in which we operate.

   Many factors could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include, but are not limited to, interest rates; technological advances in the medical field; economic conditions; demand and market acceptance risks for new and existing products, technologies and health-care services; the impact of competitive products and pricing; manufacturing capacity; new plant start-ups; global regulatory, trade and tax policies; regulatory, legal or other developments relating to the company's Series A, AF and AX dialyzers; continued price competition; product development risks, including technological difficulties; ability to enforce patents; actions of regulatory bodies and other government authorities; reimbursement policies of government agencies; commercialization factors; results of product testing; and other factors described in this prospectus and in our other filings with the SEC.

   Additionally, as discussed in the "Legal Proceedings" section of our most recently filed Quarterly Report on Form 10-Q, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded or paid.

   Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens against most foreign currencies, growth rates in our sales and net earnings could be negatively impacted. We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that the actual results or performance of the company will conform to any future results or performance expressed or implied by such forward-looking statements.

                               ABOUT THE COMPANY

Baxter International Inc. and our Subsidiaries

   We were incorporated under Delaware law in 1931. Throughout the rest of this section, except as otherwise indicated in information incorporated by reference, "we" or "our" means Baxter International Inc., taken together with its subsidiaries as a consolidated enterprise. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 28 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors' offices and by patients, at home, under physician supervision.

   We operate as a global leader in critical therapies for life-threatening conditions. Our continuing operations are comprised of three segments:
Medication Delivery, which provides a range of intravenous solutions and specialty products that are used in combination for fluid replenishment, nutrition therapy, pain management, antibiotic therapy and chemotherapy; BioScience, which develops biopharmaceuticals, biosurgery products, vaccines and blood collection, processing and storage products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease. Our three businesses enjoy leading positions in the medical products and services fields.

                                USE OF PROCEEDS

   Except as otherwise set forth in any Prospectus Supplement relating to the Offered Securities, we will use the net proceeds from the sale of the Offered Securities for working capital, to repay our existing debt, to fund acquisitions, for our capital expenditures and for general corporate purposes.

   We will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to the offering.

                                 COMMON STOCK

In General

   This description of our common stock is a summary. You should keep in mind, however, that it is our certificate of incorporation and our bylaws, and not this summary, which defines any rights you may acquire as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

   Subject to any preferential rights of any preferred stock created by our board of directors, as a holder of our common stock you are entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power for any preferred stock that, in the future, may be issued.

   As a holder of our common stock, you are entitled to one vote for each share of common stock and do not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding-up, you will be entitled to receive on a proportionate basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol "BAX".

Rights Plan

   In November 1998, our board of directors declared a dividend distribution of one right for each outstanding share of common stock. In February 2001, our board of directors declared a two-for-one stock split in the form of a 100% stock distribution to holders of our common stock.

   As a result of the stock split, our rights plan was adjusted as of the end of May 2001, so that each share of our common stock is now accompanied by one-half of one right. Each full right entitles the holder to purchase from the Company one one-hundredth of a share of series B junior participating preferred stock at a price of $275 per one one-hundredth of a share, subject to adjustment. Initially, the rights are attached to all certificates representing our common stock and no separate rights certificates have been issued. The rights will separate from our common stock upon the earlier of:

  . ten business days following the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

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  .  ten business days following the commencement of a tender or an exchange offer that would result in a person or group owning 15% or more of the outstanding shares of our common stock;

unless the person or group has offered to acquire all of the outstanding shares of our common stock and our independent directors have determined that such offer is in the best interests of the Company and its stockholders. The rights are not exercisable until one of the two events listed above has occurred and will expire on March 23, 2009.

   Upon the happening of one of the events listed above, each right (other than rights held by the acquiring person) will be exercisable for our common stock having a value equal to two times the exercise price of the right. If the Company is acquired or sells 50% or more of its assets, then each right will be exercisable for common stock in the surviving or transferee corporation having a value equal to two times the exercise price of the right.

   At any time up to ten days after the happening of one of the events listed above, Baxter may redeem the rights at a price of $.01 per right.

Other Charter and Bylaw Provisions

   In addition, our restated certificate of incorporation (the "charter") may have anti-takeover effects. Our charter provides, among other things, for a classified board of directors divided into three classes and stockholder action only at a stockholders' meeting and not by written consent. In addition, our bylaws provide, among other things, that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

                                PREFERRED STOCK

   We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

   We will fix or designate the rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged or redeemed.

                          CONVERTIBLE PREFERRED STOCK

   We will describe the particular terms of any series of convertible preferred stock in the prospectus supplement relating to the offering of any such offered securities.

   We will fix or designate the conversion rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of convertible preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our debt securities or common stock in the prospectus supplement relating to the offering. The conversion, redemption or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of convertible preferred stock would be converted or exchanged or redeemed.

                            STOCK AND DEBT WARRANTS

   We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities issued by us. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to any warrants that we offer.


   We will also describe in the applicable prospectus supplement the amount of securities called for by the warrants, any amount of warrants outstanding, and any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock or common stock purchasable upon any such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon the exercise.

Exercise of Warrants

   We will describe in the prospectus supplement relating to the warrants the principal amount or the number of shares of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. Exercise a warrant may occur, as described in the applicable prospectus supplement relating to the warrants, at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

   We will forward the securities deliverable upon the exercise of any warrant reasonably promptly after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

                          CONVERTIBLE DEBT SECURITIES

   We will describe the particular terms of any series of convertible debentures or other convertible debt issuable by us, in the prospectus supplement relating to any such offered securities.

   We will fix or designate the rights, preferences, privileges and restrictions, including conversion rights, interest rate and other rights, including terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences, if any, of any series of convertible debt through an instrument adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which such instruments are convertible or exchangeable into common stock in the prospectus supplement relating to the applicable offering. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of the convertible debt would be converted or exchanged or redeemed.

              EQUITY PURCHASE CONTRACTS AND EQUITY PURCHASE UNITS

   We may issue any form of equity purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other equity, at a future date or dates. The price per share of preferred stock or common stock or other equity may be fixed at the time the equity purchase contracts are issued or may be determined by reference to a specific formula described in the equity purchase contracts. We may issue the equity purchase contract separately or as a part of units consisting of an equity purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock or other equity under the purchase contracts. The equity purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or pre-funded on some basis. The equity purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any equity purchase contracts or equity purchase units.

                                DEBT SECURITIES

   The debt securities will be our unsecured and unsubordinated obligations issued in one or more series and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture to be entered into between us and Bank One Trust Company, N.A., as trustee. The terms of any series of debt securities will be those specified in the indenture, as amended or supplemented from time to time, and in the certificates evidencing that series of debt securities.

   The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the indenture and the form of certificate evidencing the applicable debt securities, each of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see "Where You Can Find More Information" in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities. The provisions of the indenture and the debt certificates, including defined terms, are incorporated by reference in this prospectus. Terms used in this section have the meanings assigned to those terms in the indenture. When we refer to "we", "us" or "our" in this section or when we otherwise refer to ourselves in this section, we mean Baxter International Inc., excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

   The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

   The debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of debt securities under the indenture. The indenture provides that we may issue debt securities of any series in an amount up to the aggregate principal amount which is authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

  .  the title of the series of debt securities;

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

  . any limit on the aggregate principal amount of debt securities of the series;

  .  the price or prices at which we will issue debt securities of the series;

  . the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, that will used to determine those dates;

  . the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, that will be used to determine those rates;

  . the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

  . the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, that will be used to determine those dates;

  . the dates on which the interest, if any, on the debt securities of the series will commence accruing and will be payable and the record dates for the payment of interest;

  . the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange;

  . the terms and conditions, if any, upon which we may, at our option, redeem debt securities of the series;

  . the terms and conditions, if any, upon which we will repurchase debt securities of the series at the option of the holders of debt securities of the series;

  .  the terms of any sinking fund or analogous provision;

  . if other than United States dollars, the currency to be used to purchase the debt securities of the series and the currency to be used for payments on debt securities of the series, and the ability or the ability of the holders of debt securities of the series, if any, to have payments made in any other currency;

  . any addition to, or modification or deletion of, any covenant or event of default with respect to debt securities of the series;

  . whether the debt securities of the series are to be issuable in registered or bearer form or both and, if in bearer form, whether we will issue any debt securities of the series in temporary or permanent global form and, if so, the identity of the depositary for the global debt security;

  . whether and under what circumstances we will pay any additional amounts in respect of certain taxes, assessments or other governmental charges imposed on holders of the series of debt securities who are United States Aliens ("additional amounts") and, if so, whether we will have the option to redeem the series of debt securities rather than pay any additional amounts;

  . the person to whom any interest on any registered securities of the series of debt securities will be payable, if different than the person in whose name a registered security is registered at the close of business on the regular record date for that payment;

  . the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

  . the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

  . the portion of the principal amount of the series of debt securities which will be payable upon acceleration if other than the full principal amount;

  . the authorized denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000, in the case of registered securities, or $5,000, in the case of bearer securities;

  . if the amount of payments on the series of debt securities may be determined with reference to an index, formula or other method or methods ("indexed securities") and the manner used to determine those amounts; and

  .  any other terms of debt securities of the series.

   As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the series of debt securities include the payment of additional amounts, if any, required by the series of debt securities in that context.

   Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   If the purchase price of any debt securities is payable in a foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in a foreign currency or currency unit, the specific terms of those debt securities and the applicable foreign currency or currency unit will be specified in the prospectus supplement relating to those debt securities.

   The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. If expressly provided in the applicable prospectus supplement, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series or establish additional or different terms of that series.

Registration, transfer, payment and paying agent

   Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person, as defined below, other than offices located outside the United States of specified United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

   Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained

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

by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in United States dollars, payments on those bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

   Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series having the same terms to be redeemed and ending at the close of business on the day of that selection;

  . register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

  . exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series having the same terms that is simultaneously surrendered for redemption; or

  . issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

   We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

   DTC has advised us that it is:

  .  a limited-purpose trust company organized under the New York Banking Law;

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

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

   To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

   Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

   In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

   Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless

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

DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

   DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time by giving reasonable notice to use or the trustee. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

  . DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of the series is not appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

  . we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

  . an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver to the trustee certificates for the debt securities of that series, which will deliver the certificates in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC will direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities.

   We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Outstanding debt securities

   In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:


  . the principal amount of an original issue discount security that will be deemed to be outstanding for these purposes will be that portion of the principal amount of the original issue discount security that could be declared to be due and payable upon a declaration of acceleration of the original issue discount security as of the date of the determination;

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

  . the principal amount of any indexed security that will be deemed to be outstanding for these purposes will be the principal face amount of the indexed security determined on the date of its original issuance;

  . the principal amount of a debt security denominated in a foreign currency that will be deemed to be outstanding for these purposes will be the United States dollar equivalent, determined on the date of original issue of the debt security, of the principal amount of the debt security; and

  . a debt security owned by us or any obligor on the debt security or any affiliate of ours or the other obligor will not be deemed to be outstanding.

Redemption and repurchase

   The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of debt securities.

Restrictive Covenants

   Restrictions on the creation of secured debt. The indenture provides that we will not, and will not cause or permit a restricted subsidiary to, create, incur, assume or guarantee any indebtedness borrowed by us or our restricted subsidiaries that is secured by a security interest in any of our principal facilities or shares of stock owned directly or indirectly by us or a restricted subsidiary or by indebtedness borrowed by one of our restricted subsidiaries from us or another of our restricted subsidiaries ("secured debt") unless the debt securities will be secured equally and ratably with or prior to the secured debt, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

  . security interests on any property, which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by us or a restricted subsidiary, which secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which is created prior to, at the same time or within 120 days after the completion of the acquisition of the property or the later to occur of the completion, development or improvement or the commencement or operation, use or commercial production of the property;

  . security interests on property at the time of its acquisition by us or a restricted subsidiary which secure obligations assumed by us or a restricted subsidiary;

  . security interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or any of our restricted subsidiaries;

  . security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with us or a restricted subsidiary or or sells, leases or otherwise disposes of substantially all of its property to us or one of our restricted subsidiaries;

  . security interests securing indebtedness of a restricted subsidiary owed to us or to another restricted subsidiary;

  . mechanics' and other statutory liens in respect of obligations not due or being contested;

  . security interests for taxes, assessments or governmental changes or levies not yet delinquent or security interests for taxes, assessments or governmental changes or levies already delinquent but which are being contested;

  . security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested and, in the case of judgment liens, the execution has been stayed;

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

  .  landlords' liens on fixtures;

  . security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the Unites States or any state;

  . security interests that secure an obligation issued by the United States of America or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

  . security interests by reason of deposits to qualify us or a restricted subsidiary to conduct business, to maintain self-insurance, or to comply with law;

  . the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; and

  . any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of by secured debt secured by any security interest listed to above, provided that the principal amount of the secured debt does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or reducing, secured the secured debt and additions to the property.

   For purposes of the indenture, our "principal facilities" are our manufacturing plants, warehouses, office buildings or parcels of real property owned by us or any of our restricted subsidiaries, provided each plant, warehouse, office building or parcel of real property has a gross book value, without deduction for any depreciation reserves, in excess of 2% of consolidated net tangible assets other than any facility which is determined by our board of directors to not be of material importance. For purposes of the indenture, our consolidated net tangible assets are the total amount of assets which would be included on our consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other like intangibles except for prepaid royalties.

   In addition to the foregoing, we and our restricted subsidiaries may create, incur, assume or guarantee secured debt, without equally and ratably securing the debt securities, if and only to the extent that, the sum of

  . the amount of secured debt entered into after the date of the indenture, other than secured debt permitted as listed in the preceding paragraph, plus

  . the aggregate value of sale and leaseback transactions entered into after the date of the indenture, other than sale and leaseback transactions permitted under the second bullet point under "Restrictions on sale and leaseback transactions,"

does not exceed 5% of our consolidated net tangible assets.

   For purposes of the indenture, our "restricted subsidiaries" are those corporations in which we own voting securities entitling us to elect a majority of the directors and which are either designated as restricted subsidiaries in accordance with the indenture or:

  . existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

  .  has its principal business and assets in the United States;

  . the business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

  . does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

   Restrictions on sale and leaseback transactions. The indenture provides that we will not, and will not permit any restricted subsidiary to, enter into any sale or transfer of any principal facility which has been in operation, use or commercial production for more than 120 days prior to the sale or transfer, or which, in the case of a principal facility which is a parcel of real property other than a manufacturing plant, warehouse or office building, has been owned by us or one of our restricted subsidiaries for more than 120 days prior to the sale or transfer, if the sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of the principal facility to us or one of our restricted subsidiaries, except a lease for a period not exceeding 36 months or that secures or relates to obligations issued by the United States, or any state, in connection with the financing of the cost of construction or acquisition of the principal facility ("sale and leaseback transaction"), unless:

  . we or our restricted subsidiary would be entitled to incur secured debt permitted by the indenture only by reason of the provision described in the second paragraph under the sub-heading "Restrictions on the creation of secured debt" equal in amount to the value of the sale and leaseback transaction without equally and ratably securing the debt securities; or

  . we or our restricted subsidiary apply within one year, or commit to apply within one year, an amount equal to the net proceeds of the property sold pursuant to the sale and leaseback transaction to:

 --the acquisition, construction or improvement of properties which are or will be a principal facility, or

 --the optional redemption of debt securities or to the repayment of other superior indebtedness of us or of any restricted subsidiary.

   For purposes of the indenture, "superior indebtedness" means any of our obligations, or the obligations of any of our restricted subsidiaries, which:

  .  when created, are payable at least one year later;

  . should be shown on our consolidated balance sheet in accordance with generally accepted accounting principles; and

  . are not subordinate and junior in right of payment to the prior payment of our debt securities.

   Instead of applying all or any part of the proceeds of a sale and leaseback transaction to the redemption of debt securities, we may deliver to the trustee, within one year of the transfer, debt securities for cancellation and thereby reduce the amount to be applied to the redemption of debt securities by an amount equivalent to the aggregate principal amount of the debt securities delivered. Debt securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

   Restrictions on transfers of principal facilities. The indenture provides that we will not, nor will we permit any restricted subsidiary to, transfer any principal facility to any of our subsidiaries which is not a restricted subsidiary unless we or it apply within one year, or commit to apply within one year, an amount equal to the fair value of the principal facility at the time of the transfer:

  . to the acquisition, construction, development or improvement of a principal facility or part of a principal facility; or

  . to the optional redemption of debt securities or to the repayment of our superior indebtedness or the superior indebtedness of any of our restricted subsidiaries.

   In lieu of applying all or any part of the amount to the redemption of securities, we may deliver to the trustee securities for cancellation and thereby reduce the amount to be applied to the redemption of securities by the principal amount of the securities so delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

Restrictions on mergers, consolidations and transfers of assets

   The indenture provides that we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

  .  in the case of a merger, we are the surviving corporation in the merger; or

  . the person into which we are merged or which acquires all or substantially all of our assets is a corporation organized under the laws of the United States, any state or the District of Columbia, and assumes all of our obligations relating to the securities and the indenture, and immediately after the transaction no default exists.

   Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the securities.

Events of default

   Unless otherwise specified in the applicable prospectus supplement, an "event of default" with respect to the debt securities of any series is defined in the indenture as being:

  . default in payment of any interest on, or any additional amounts payable with respect to any interest on, any of the debt securities of that series or any coupon relating to the debt securities when due, and continuance of the default for a period of 30 days;

  . default in payment of any principal of or premium, if any, on, or any additional amounts payable with respect to any principal of or premium, if any, on, any of the debt securities of that series when due, whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise;

  . default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

  . default by us in the performance, or breach, of any other covenant or warranty in the indenture or in any debt security of that series, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, and continuance of that default or breach, without that default or breach having been cured or waived, for a period of 60 days after the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding give notice to us, or in the case of notice by the holders, to us and the trustee, specifying the default or breach;

  . our failure to make any payment when due, including any applicable grace period, relating to our indebtedness which is in an amount in excess of $50,000,000, or our default with respect to any of our indebtedness that results in acceleration of indebtedness which is in an amount in excess of $50,000,000;

  . specified events of bankruptcy, insolvency or reorganization with respect to us or any of our restricted subsidiaries; or

  . any other event of default established for the debt securities of that series.

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

   No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, additional amounts, if any, or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance or the breach of any covenant or warranty in the indenture with respect to debt securities or that series, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series.

   The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs, the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the debt securities of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences.

   Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity.

   Subject to this requirement, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether we are in default under the terms of the indenture.

   Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

Modification and waivers

   The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security issued under the indenture affected by the modification or amendment, among other things:

  . change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any additional amounts, if any, with respect to any debt securities issued under the indenture;

  . reduce the principal of or any premium on any debt securities or reduce the rate of interest on or the redemption or repurchase price of any debt security, or any additional amounts with respect to any debt securities, or change our obligation to pay additional amounts;

  . reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of the debt security;

  . adversely affect any right of repayment or repurchase at the option of any holder;

  . change any place where or the currency in which the principal of to, any debt securities are payable;

  . impair the holder's right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of redemption, on or after the redemption date; or

  . reduce the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences.

   The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

  . to evidence the succession of another person to us under the indenture and the assumption of our obligations contained in the indenture and the debt securities;

  . to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us in the indenture with respect to all or any series of debt securities issued under the indenture;

  . to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

  . to establish the form or terms of debt securities of any series and any related coupons, including, deletions from or additions or changes to the indenture in connection with the modification or amendment, so long as those deletions, additions and changes are not applicable to any other series of debt securities then outstanding;

  . to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders of the debt securities of any series then outstanding;

  . to add any additional events of default with respect to all or any series of debt securities; or

  . to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement that is entitled to the benefits of that provision.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, defeasance and covenant defeasance

   Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture will cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, when:

  .  either

 --all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

 --all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in United States dollars, in the foreign currency in which the debt securities of that series are payable, or direct or indirect obligations of the United States or the government which issued the applicable foreign currency ("government obligations") in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of any additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those additional amounts, to the date of the deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

  . we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

  . the trustee has received an officers' certificate and an opinion of counsel called for by the indenture.

   If the debt securities of any series provide for the payment of additional amounts, we will remain obligated, following the deposit described above, to pay additional amounts on those debt securities to the extent that they exceed the amount deposited in respect of those additional amounts as described above.

   Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either

  . to defease and be discharged from all of our obligations with respect to that series of debt securities ("defeasance"), except for, among other things,

 --the obligation to pay additional amounts with respect to payments on that series of debt securities to the extent that those additional amounts exceed the amount deposited in respect of those amounts as provided below,

 --the obligation to register the transfer or exchange of those debt securities,

 --the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

 --the obligation to maintain an office or agency in respect of that series of debt securities,

 --the obligation to hold moneys for payment in trust, and

 --the obligation, if applicable, to repurchase or repay debt securities of that series at the option of the holders in accordance with their terms, or

  . to be released from our obligations with respect to the debt securities of the series under specified covenants in the indenture including those described under the heading "Restrict Covenants" and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to that series of debt securities ("covenant defeasance"),

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

in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of the additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, the additional amounts with respect to, that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for those payments.

   The defeasance or covenant defeasance described above will only be effective if, among other things:

  . it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

  . in the case of defeasance, we will have delivered to the trustee an opinion of independent counsel confirming that

    -- we have received from or there has been published by the Internal
       Revenue Service a ruling, or

    -- since the date of the indenture there has been a change in applicable federal income tax law,

     in either case to the effect that, and based on this ruling or change the opinion of counsel will confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

  . in the case of covenant defeasance, we will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  . if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest and additional amounts, if any, with respect to the debt securities of that series provided those debt securities are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem those debt securities on that date; and

  . no event of default or event which with notice or lapse of time or both would become an event of default with respect to debt securities of that series will have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or any restricted subsidiary or event which with notice or lapse of time or both would become an event of default will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

   Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

  . the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made, or

  . a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, on that debt security as it becomes due out of the proceeds yielded by converting the amount deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on, in the case of payments made under the first bullet above, the applicable market exchange rate for the foreign currency in effect on the second business day before the payment date, or, with respect to a conversion event, the applicable market exchange rate for the foreign currency in effect, as nearly as feasible, at the time of the conversion event.

   For purposes of the indenture, a "conversion event" is the cessation of the use of a foreign currency both by the government of the country or the confederation which issued the foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or any currency unit or composite currency for the purposes for which it was established.

   In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Regarding the trustee

   We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

                             PLAN OF DISTRIBUTION

   We may sell any or all of the offered securities through agents, underwriters, dealers or directly to purchasers. Agents who we designate may solicit offers to purchase the securities.

  . We will name any agent involved in offering or selling securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  . Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  . Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of the securities that they offer or sell.

   We may use an underwriter or underwriters in the offer or sale of our securities.

  . If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

  . We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  .  The underwriters will use our prospectus supplement to sell the securities.

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   We may use a dealer to sell the securities.

  . If we use a dealer, we, as principal, will sell the securities to the dealer.

  . The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  . We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

   We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

   We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

   We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

  . If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  . These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

  . We will describe in our prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

   In addition, from time to time, underwriters may offer and sell our common stock (or certain of the other offered securities) at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may also receive commissions from purchasers of the securities for whom they may act as agent.

   Shares of our common stock may also be sold in one or more of the following transactions:

  . block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

  . a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;

  . ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  . sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

  . sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

   Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

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   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

   In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

   The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

   Each series of securities, except for our common stock, will be a new issue of securities and will have no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

   The validity of each of the offered securities when, and if issued hereunder will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr. Mr. Sabatino owns shares of, and options on, our common stock, both directly, and as a participant in various stock and employee benefit plans. See our most recent proxy statement for additional details.

                            INDEPENDENT ACCOUNTANTS

   The financial statements of Baxter International Inc. incorporated in this prospectus by reference to Baxter's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

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